SUPPLEMENTAL
INFORMATION (Unaudited)

SHAREHOLDER VOTING RESULTS

On November 4, 2016, a Special Meeting of
Shareholders of the James Alpha Global Real Estate
Investments Portfolio (the "Portfolio") was held at which shareholders of record at the close of business on August 15, 2016, voted to approve the following proposals:

To approve a new investment advisory agreement between The Saratoga Advantage Trust, on behalf of the James Alpha Global Real Estate Investments
Portfolio, and Ascent Investment Advisors, LLC.

FOR 10,194,677
AGAINST 279,150
ABSTAIN 1,055,650


To approve a new Sub-Advisory Agreement between Ascent Investment Advisors, LLC and Ranger Global
Real Estate Advisors, LLC for the Portfolio.

FOR 10,126,966
AGAINST 331,998
ABSTAIN 1,070,514


To implement a "manager of managers" structure permitting the Portfolio's primary investment adviser, in the future, to select and contract with investment sub-advisers for the Portfolio after obtaining the approval of the Board of Trustees, but without obtaining shareholder approval.

FOR 9,889,959
AGAINST 552,053
ABSTAIN 1,087,463